UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 24, 2021

STAR GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West Broad Street Suite 310, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SGU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On July 17, 2021, we detected a security incident that resulted in the encryption and/or disabling of certain of our information technology systems. Promptly upon discovery of the incident, we launched an investigation with the assistance of a data forensics expert, notified law enforcement, and took steps to address the incident and restore operations. Although our investigation of the incident is ongoing, at this time we do not believe any personal information belonging to customers was involved. However, we believe that an unauthorized third party extracted and/or accessed personal information and/or protected health information residing on some of the affected systems that relates to employees of one or more of our operating subsidiaries. As a precautionary measure, we have informed all of our employees about this incident and will provide required notices to all employees whose personal or protected health information was involved.  In addition, we are in the process of evaluating our existing information security measures and determining whether or where they can be strengthened.  We have continued to serve our customers without interruption and have maintained business continuity since the incident. Currently, we do not anticipate that this incident will have a material adverse effect on our business, operations or financial results.  We have insurance coverage for certain expenses and potential liabilities of this nature and we have and will continue to pursue coverage for a significant portion of the costs related to the incident.  We cannot be certain that the steps we have taken will prevent a similar incident or cyber-attack or system-wide failure, which could be material.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GROUP, L.P.

By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: September 24, 2021